U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  UPRIGHT INVESTMENTS TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         615 Mount Pleasant Avenue, Livingston, NJ  07039

Telephone Number (including area code):  (973)533-1818

Name and address of agent for service of process:

David Y.S. Chiueh, CFP
Upright Financial Corp.
615 Mount Pleasant Avenue
Livingston, NJ  07039

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Livingston and the state of New Jersey on the 1st day of April, 1998.

                                                  /s/ David Y.S. Chiueh
                                                 David Y.S. Chiueh
                                                 President

Attest:  /s/